RULE 424(b)(3)

                                        REGISTRATION NO. 333-42755




                        PRICING SUPPLEMENT NO. 24

                    TO PROSPECTUS DATED January 9, 1998

                     (As Supplemented January 12, 1998)




                 	IBM CREDIT CORPORATION



                            MEDIUM-TERM NOTES

                             (Fixed Rate Note)



                 (Due from 9 months to 30 years from date of issue)





Designation:  Fixed Rate               Original Issue Date:

Medium Term Notes Due                  May 27, 1998

May 27, 2003


Principal Amount:  $18,000,000         Maturity Date:

                                       May 27, 2003



Issue Price (as a percentage of        Regular Record Dates:

Principal Amount): 100.000%            Fifteenth calendar day,
                                       whether or not a
                                       Business Day, prior to
                                       the corresponding
                                       Interest Payment Date.




Interest Rate: 6.125%                  Interest Payment Dates:

                                       Each May 27th and November 27th
                                       commencing November 27, 1998
                                       and ending on the Maturity Date
                                       with no adjustment for period end
                                       dates.
Redemption Provisions:

Note redeemable at the option
of Company on each Interest
Payment Date occurring on or
after May 27, 1999.


Commission or Discount (as             Denominations: $1,000 and
a percentage of Principal              integral multiples  of $1,000
Amount): 0.000%                        in excess thereof.


CUSIP:  449 22L 6E1




Form:[X] Book-Entry

[  ] Certificated

This Pricing Supplement supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to above in the accompanying Prospectus Supplement and Prospectus.

                                 INTEREST





Interest on the Notes will be calculated based on a year of 360 days consisting of 12 months of 30 days each. If any payment of principal or interest is due on a day that is not a Business Day, that payment may be made on the next succeeding Business Day. No additional interest will accrue as a result of the delay in payment.
For purposes of the offering made hereby, "Business Day" as used herein and in the accompanying Prospectus Supplement means each day on which commercial banks and foreign exchange markets settle payments in The City of New York.
Capitalized terms used but not defined herein have the meanings assigned in the accompanying Prospectus Supplement and Prospectus.



                              REDEMPTION


The Notes are redeemable by the Company on each Interest
Payment Date occuring on or after May 27, 1999 in whole but not in part, on at least 30 days notice at a redemption price of 100% of the principal amount thereof, plus accrued interest theron to the date of redemption.





                          PLAN OF DISTRIBUTION



The Notes will be sold to Salomon Smith Barney for resale to one or more investors at a fixed public offering price. After the initial public offering of the Notes, the public offering price and any concession or discount may be changed.


Dated:  May 8, 1998